Exhibit 4.1

CAPITAL ONE MASTER TRUST

FIRST AMENDMENT TO AMENDED AND

RESTATED POOLING AND SERVICING AGREEMENT

This FIRST AMENDMENT TO AMENDED AND RESTATED POOLING AND SERVICING AGREEMENT, dated as of January 27, 2017 (the “Amendment”) to the Amended and Restated Pooling and Servicing Agreement, dated as of September 30, 1993, as amended and restated as of August 1, 2002, January 13, 2006, July 1, 2007 and March 17, 2016 (the “Agreement”), is entered into by and among CAPITAL ONE BANK (USA), NATIONAL ASSOCIATION, a national banking association (the “Bank”), as Servicer (the “Servicer”), CAPITAL ONE FUNDING, LLC, a Virginia limited liability company (“Funding”), as Transferor (the “Transferor”), and THE BANK OF NEW YORK MELLON, a New York banking corporation, as the Trustee (the “Trustee”).

WHEREAS, pursuant to Section 13.01 of the Agreement, the Bank and Funding desire to amend the Agreement to include provisions related to measuring the Transferor’s Interest (as defined in the Agreement) for the purposes of Regulation RR (as defined below);

NOW, THEREFORE, in consideration of the premises and agreements contained herein and notwithstanding anything to the contrary set forth in the Agreement, the undersigned parties hereby agree as follows:

ARTICLE I

AMENDMENTS

Section 1.01. Amendments to the Agreement. The Agreement is hereby amended as follows:

(a) Amendment to Section 1.01 of the Pooling and Servicing Agreement. Section 1.01 of the Agreement is hereby amended by adding the following definitions in the appropriate alphabetical order:

“Regulation RR” shall mean Part 244 – Credit Risk Retention (Regulation RR), 12 C.F.R. §§244.1-244.22, as the same may be amended from time to time.

“Seller’s Interest Measurement Date” shall have the meaning specified in Section 13.19.

(b) Amendment to Article XIII of the Pooling and Servicing Agreement. Article XIII of the Pooling and Servicing Agreement is hereby amended by adding the following Section 13.19 in the appropriate numeric order:

Section 13.19 Measuring the Transferor’s Interest for the Purposes of Regulation RR. In order to facilitate Capital One’s obligation to comply with Regulation RR, the Transferor shall, on each Seller’s Interest Measurement Date and on the issuance date of (i) any Investor Certificates hereunder or (ii) any Notes (as defined in the Series 2002-CC Supplement hereto) under the Indenture (as defined in the Series 2002-CC Supplement hereto), measure the Transferor’s Interest in a manner consistent with the requirements of Regulation RR. If on any Seller’s Interest Measurement Date the amount of the Transferor Interest, when measured in a manner consistent with the requirements of Regulation RR, does not satisfy the requirements of Regulation RR, Capital One shall nevertheless be deemed to be in compliance with Regulation RR (as permitted by Regulation RR) so long as the Transferor causes the amount of the Transferor’s Interest, when measured in a manner consistent with the requirements of Regulation RR, to satisfy the requirements of Regulation RR on the immediately subsequent Seller’s Interest Measurement Date and Capital One is otherwise in compliance with Regulation RR as of such date.

For the purposes of this Section 13.19, (i) “Seller’s Interest Measurement Date” shall mean, for so long as any Investor Certificates remain outstanding hereunder or any Notes (as defined in the Series 2002-CC Supplement hereto) remain outstanding under the Indenture (as defined in the Series 2002-CC Supplement hereto), and in each case are held by any Person other than a wholly-owned Affiliate of Capital One (for so long as Capital One acts as sponsor), the close of business on the last Business Day of any Monthly Period, and (ii) the Transferor’s Interest shall constitute a “seller’s interest” for the purposes of Regulation RR.

The terms of this Section 13.19 become effective only on and after the issuance date of (i) any Investor Certificate hereunder or (ii) any Notes (as defined in the Series 2002-CC Supplement hereto) under the Indenture (as defined in any Supplement hereto) occurring on or after the date hereof.

ARTICLE II

CONDITIONS PRECEDENT

Section 2.01. Effectiveness. The amendments provided for by this Amendment shall become effective upon satisfaction of the following conditions:

(a) delivery of an Opinion of Counsel, from Funding to the Trustee and any Series Enhancer, to the effect specified in Exhibit H-1 of the Agreement pursuant to Subsection 13.02(d) of the Agreement;

(b) delivery of written confirmation to the Transferor from each Rating Agency that this Amendment will not have a Ratings Effect, and delivery of copies of such confirmation to the Servicer and the Trustee pursuant to 13.01(a) of the Agreement;

(c) delivery of an Officer’s Certificate from Funding to the Trustee stating that Funding reasonably believes that this Amendment will not, based on the facts known to such officer at the time of such certification, materially adversely affect the interests of Holders of any Investor Certificates; and

(d) delivery of counterparts of this Amendment, duly executed by the parties hereto.

ARTICLE III

MISCELLANEOUS

Section 3.01. Ratification of Agreement. Except as specifically amended, modified or supplemented by this Amendment, the Agreement is hereby confirmed and ratified in all respects and shall remain in full force and effect. This Amendment shall not constitute a novation of the Agreement, but shall constitute an amendment thereof. Each of the parties to the Agreement agrees to be bound by the terms of the obligations of the Agreement, as amended by this Amendment, as though the terms and obligations of such agreement were set forth herein.

Section 3.02. Counterparts. This Amendment may be executed in any number of counterparts and by separate parties hereto on separate counterparts, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument.

Section 3.03. Governing Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 3.04. Trustee Not Responsible. The Trustee shall have no responsibility to monitor compliance with Regulation RR, nor shall it be liable to any Noteholder or any party whatsoever for any violation thereof. Further, the Trustee shall have no responsibility for the validity or sufficiency of this Amendment or for the recitals herein.

Section 3.05. Defined Terms and Section References. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Agreement. All Section or Subsection references herein shall mean Sections or Subsections of the Agreement, except as otherwise provided herein.

IN WITNESS WHEREOF, the undersigned parties have caused this Amendment to be duly executed by their respective officers thereunto duly authorized, all as of the date first above written.

CAPITAL ONE BANK (USA), NATIONAL ASSOCIATION

By:	/s/ Daniel H. Rosen
Name: Daniel H. Rosen
Title: Managing Vice President, Treasury

CAPITAL ONE FUNDING, LLC

By:	/s/ Eric D. Bauder
Name: Eric D. Bauder
Title: Assistant Vice President

THE BANK OF NEW YORK MELLON, not in its individual capacity but solely as the Trustee

By:	/s/ Leslie Morales
Name: Leslie Morales
Title: Vice President

[Signature Page to First Amendment to Pooling and Servicing Agreement]